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                                                                     EXHIBIT 8.1


                              JONES & KELLER, P.C.
                                ATTORNEYS AT LAW
                           A PROFESSIONAL CORPORATION
                           1625 BROADWAY, SUITE 1600
                             DENVER, COLORADO 80202
                           TELEPHONE: (303) 573-1600
                           FACSIMILE: (303) 573-0769


                                 April 8, 1997


Vectra Banking Corporation                        VBC Capital I
1650 South Colorado Boulevard,                    c/o Vectra Banking Corporation
Suite 320                                         1650 South Colorado Boulevard,
Denver, Colorado 80222                            Suite 320
                                                  Denver, Colorado 80222


Re: Opinion of Counsel Related to the Material Federal Income Tax Consequences of the Purchase and Ownership of Capital Securities Issued by VBC Capital

Ladies and Gentlemen:

         We have acted as special counsel to Vectra Banking Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form S-2 Registration Statement dated April 8, 1997 (the "Registration Statement"). The Registration Statement relates to the offer for sale of 700,000 __% Cumulative Capital Securities (the "Capital Securities") of VBC Capital I ("VBC Capital"), a statutory business trust formed by VBC under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by VBC to VBC Capital in connection with the sale of the Capital Securities.

         This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Capital Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement. The consequences described herein are not applicable to investors who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, non-United States Persons or persons that will hold the Capital Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction. In addition, this opinion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to an investor.

         We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Capital Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of VBC, VBC Capital and others. Should any of the above facts, circumstances, or assumptions be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.





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         This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

         Based on the foregoing, and assuming that VBC Capital was formed and will be maintained in compliance with the terms of the Trust Agreement it is our opinion that:

         (1) VBC Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a result, each beneficial owner of Capital Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

         (2) Stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with the Securityholder's regular method of tax accounting.

         (3) Gain or loss will be recognized by a Securityholder on a sale of Capital Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the Securityholder's adjusted tax basis in the Capital Securities sold or so redeemed. Gain or loss recognized by the Securityholder on Capital Securities held for more than one year will generally be taxable as long-term capital gain or loss.

         This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

         Other than the specific tax opinions set forth in this letter, no other opinion has been rendered with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Capital Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the captions "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

JONES & KELLER, P.C.





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